Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Director, Communications	Senior Director, Investor Relations
843.574.3866	843.574.3892
tommy.pruitt@forceprotection.net	wes.harris@forceprotection.net

Force Protection Receives $185.9 Million Award for 167 Buffalo Vehicles and 102 Bar Armor Kits

~Program Receives Full Material Release and Authorization to Proceed to Full Rate Production~

~Combined with Existing Orders, Award Provides Visibility for Buffalo Deliveries to the U.S. Army through April 2014~

LADSON, S.C. — November 1, 2011 — Force Protection Industries, Inc., a FORCE PROTECTION, INC. (NASDAQ:FRPT) group company, today announced it has received a firm fixed price modification to existing contract W56HZV-08-C-0028 from U.S. Army Contracting Command in Warren, Michigan, with an approximate value of $185.9 million for the purchase of an additional 167 Buffalo A2 Mine Protected Clearance Vehicles and 102 Buffalo A2 Bar Armor Kits. Work is to be performed in Ladson, South Carolina, with deliveries extending to April 2014.

Michael Moody, Chairman and Chief Executive Officer for Force Protection said, “Today’s announced modification provides Force Protection important revenue visibility into 2014. In addition, by securing Full Material Release and authorization to proceed to Full Rate Production, the Buffalo has achieved additional significant milestones on the path to achieving formal Program of Record status within the U.S. Army’s installed fleet of vehicles.”

Mr. Moody concluded, “We remain extremely proud of the service record of the Buffalo and the countless Soldiers’ lives saved performing critical route clearance missions. We will continue to work closely with the U.S. Army and other domestic services, as well as militaries worldwide, to ensure troops have the necessary resources to promote their success on the battlefield.”

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast-and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, including the Buffalo, Cougar, Ocelot and the related variants of each, are designed specifically for reconnaissance and other operations and protect their occupants from landmines, hostile fire, and improvised explosive devices (commonly referred to as roadside bombs). Complementing these efforts, the Company is designing, developing and marketing the JAMMA, a new vehicle platform that provides increased modularity, transportability, speed and mobility. The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats. In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of skilled field service representatives, and advanced driver and maintenance training programs. For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward-looking statements include, among other things: the growth, demand and interest for Force Protection’s services and products, including the Buffalo; expectations for future programs and the related timing of proposals and awards; the ability to meet current and future requirements; the ability to drive manufacturing and operational efficiencies; and, the Company’s execution of its business strategy, including its development initiatives and opportunities to broaden its platform. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to win future awards and finalize contracts; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the three and six months ended June 30, 2011.

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